To the Board of Directors
Digiblue Media, Inc.





            Consent of Registered Independent Public Accounting Firm


We consent to the use of our Registered Independent Public Accounting Firm Report dated March 20, 2004 covering the financial statements of Digiblue Media, Inc. for the years ended December 31, 2003 and 2002, and for the period since inception on December 10, 2001 to December 31, 2003 to be included in this Post-effective Amendment to Form SB-2 registration statement to be filed with the Commission on or around August 31, 2004.

We also consent to the reference to us as experts in matters of accounting and auditing in this registration statement.




/s/ Stonefield Josephson, Inc.
CERTIFIED PUBLIC ACCOUNTANTS

Santa Monica, California
August 31, 2004